Exhibit 2.2

Execution Version

iOra Software Limited

1-3 Chapel Street, First Floor

Guildford GU1 3UH

United Kingdom

As of January 30, 2017

BTHC X, Inc.

2 Argyrokastrou Street

Voula 16673, Athens, Greece
Fax: +30 210 8992896

Email: gs.nautilus@yahoo.com

Attn: George Syllantavos

Re:	Letter Agreement re: Amendments to Contribution Agreement and Ancillary Documents

Dear Mr. Syllantavos:

Reference is made to that certain Contribution Agreement (the “Contribution Agreement”), dated as of December 31, 2017, by and among (i) BTHC X, Inc., a Delaware corporation (“Pubco”), (ii) George Syllantavos, an individual residing in 2 Argyrokastrou Street, Voula 16673, Athens, Greece, in his capacity as the representative from and after the Closing for the shareholders of Pubco as of immediately prior to the Closing, in accordance with the terms and conditions of this Agreement (the “Pubco Representative”), and individually as the “Sponsor,” (iii) Ramada Holdings, Inc., a company formed under the Laws of the Marshall Islands (the “Pubco Majority Shareholder”), (iv) iOra Software Limited, a company formed under the laws of England and Wales (“iOra”), (v) Stocksfield Limited, a company formed under the laws of England and Wales (“Stocksfield”), (vi) Lexalytics, Inc., a Massachusetts corporation (“Lex”) (Stocksfield and Lex may each be referred to as a Contributor and are collectively referred to as the “Contributors”), and (vii) Mark Thompson, an individual with an office in Guildford, UK, in his capacity as the representative of the Contributors in accordance with the terms and conditions of this Agreement (the “Contributor Representative”). Capitalized terms used in this letter agreement (the “Letter Agreement”) and not otherwise defined herein shall have the meaning ascribed to such terms in the Contribution Agreement.

In consideration of the mutual promises made and benefits to be received by the Parties and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to the Contribution Agreement (the “Parties”) hereby agree as follows:

1.	Amendment to Contribution Agreement to remove the Right of First Refusal Agreement as a Closing Condition.

Section 9.2(f) of the Contribution Agreement, is hereby deleted in its entirety and shall be of no further force or effect, and shall be replaced in its entirety with the following quoted language: “[Section 9.2(f) is intentionally omitted]”.

2.	Replacement of References to “National Securities Corporation” in the Contribution Agreement and iOra Disclosure Schedules, and Amendment to Section 8.10 of the Contribution Agreement regarding the Private Placement.

All references to “National Securities Corporation” in the Contribution Agreement the iOra Disclosure Schedules and all other Ancillary Documents, are hereby amended and replaced in their entirety with the following quoted language: “a broker-dealer chosen by the Contributor Representative in his sole discretion”.

In addition, Section 8.10 of the Contribution Agreement relating to the Private Placement is hereby amended and modified such that the following quoted language is added to the end of the first sentence of Section 8.10: “, provided further that Pubco, the Sponsor, the Pubco Representative and the Pubco Majority Shareholder shall not unreasonably withhold their consent to any such change.”

3.	Certain Changes Relating to Officer and Secretary Certifications in Sections 9.2(e)(i), 9.2(e)(ii), 9.3(f)(i) and 9.3(f)(ii).

(a)	The parties acknowledge and agree that the Officer Certificate and Secretary Certificate to be delivered by iOra to Pubco pursuant to Sections 9.2(e)(i) and 9.2(e)(ii) of the Contribution Agreement may be consolidated into a single officer certificate, executed by an authorized officer of iOra which otherwise meets the requirements of Sections 9.2(e)(i) and 9.2(e)(ii). References in Section 9.2(e)(ii)(A) and (B) to “Pubco” are hereby deleted and replaced with the word “iOra”.

(b)	The parties acknowledge and agree that the Officer Certificate and Secretary Certificate to be delivered by Pubco to iOra pursuant to Sections 9.3(f)(i) and 9.3(f)(ii) of the Contribution Agreement may be consolidated into a single officer certificate, executed by an authorized officer of Pubco, which otherwise meets the requirements of Sections 9.3(f)(i) and 9.3(f)(ii).

4.	Extension of “Final Date” in Contribution Agreement.

The definition of “Final Date” in Section 10.1 of the Contribution Agreement, is hereby deleted, amended and replaced in its entirety with the following quoted language: “As used herein, the ‘Final Date’ shall be February 14, 2017.”

All references to the Final Date in the Contribution Agreement (including all Schedules, Annexes Exhibits thereto), and all Ancillary Documents shall refer to the definition of “Final Date” as amended herein.

5.	Modification of Contributor Share Transfer Document Language and Addition of Earn-Out Share Split Adjustment Language.

Section 9.2(e)(iii) (Delivery of iOra Stock Certificates) of the Contribution Agreement is hereby deleted, amended and replaced in its entirety with the following quoted language:

“Delivery of iOra Stock Transfer Documents. Contributors will each have delivered to Pubco an electronic copy of a stock transfer form duly executed for transfer by the respective Contributors, as applicable.”

The following quoted sentence is hereby added to the end of Section 2.3 of the Contribution Agreement:

“For the avoidance of doubt, all share numbers and per share amounts shall be appropriately and equitably adjusted to reflect splits, reverse splits, conversions, dividends payable in shares of Pubco’s securities and corporate reorganizations which occur on or after the Closing.”

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6.	Increase in Voting Agreement duration to two years.

Section 9.2(e)(viii) is hereby is hereby deleted, amended and replaced in its entirety with the following quoted language:

“Majority Shareholder Voting Agreement. The Contributors, shall each have executed and delivered a voting agreement (the “Majority Shareholder Voting Agreement”), in a form mutually agreed upon by the Parties, which shall provide that, for a period ending on the earlier of (1) the two year anniversary of effective date of the Majority Shareholder Voting Agreement; and (2) the date on which any of the Company’s securities are listed on a national securities exchange, the parties thereto will agree to vote in favor of the designee of the Pubco Majority Stockholder, Mark Thompson and Mike Fasci to the Board of Directors of Pubco.”

7.	Amendment to Definitions of EBITDA and 2017 iOra EBITDA.

(a)	The definition of “EBITDA” in Exhibit A to the Contribution Agreement is hereby deleted, amended and replaced in its entirety with the following quoted language:

“2017 iOra EBITDA” means the EBITDA (as defined below) based upon Pubco’s Form 10-K annual report for Pubco’s fiscal year ending December 31, 2017; provided that such EBITDA shall be adjusted to exclude, without duplication, each of the following, whether incurred before or after the Closing and regardless of whether or not paid: (a) any Indebtedness, Liabilities or financial performance of Pubco and all costs and expenses incurred by Pubco related to time periods on or prior to the Closing, (b) all costs and expenses incurred in connection with the audit process, preparation, review and finalization of Pubco’s 2016 audit or the Pubco SEC Reports and related financial statements for Pubco’s 2016 fiscal year, and (c) all Transaction Expenses. For the avoidance of doubt, the 2017 iOra EBITDA shall be increased by the total amount of all costs, expenses, Indebtedness and Liabilities described in the items (a), (b), and (c) above, including, without limitation, for purposes of the Final Earn-Out Statement and Final Earn-Out Determination, if such amounts are included in Pubco’s audited financial statements for the year ended December 31, 2017.

Except as set forth above in this definition of 2017 iOra EBITDA or in the definition of Transaction Expenses, no additional non-cash items or non-cash addbacks may be applied to this definition of 2017 iOra EBITDA, including but not limited to stock based compensation and intercompany add-backs from iOra’s predecessor company.”

(b)	The definition of “EBITDA” in Exhibit A to the Contribution Agreement is hereby deleted, amended and replaced in its entirety with the following quoted language:

“‘EBITDA’ means net income plus interest expense, taxes, depreciation and amortization.”

(c)	All references to “2017 EBITDA” in the Contribution Agreement and any Ancillary Documents are hereby amended, modified, replaced with and deemed to refer to “2017 iOra EBITDA”.

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8.	Amendment to Definition of Transaction Expenses.

The definition of “Transaction Expenses” in Exhibit A to the Contribution Agreement is hereby deleted, amended and replaced in its entirety with the following quoted language:

“Transaction Expenses” means all fees, costs and expenses of any of iOra, Pubco, any Subsidiary of iOra or Pubco, any shareholders of iOra or Pubco, or any Affiliates of iOra or Pubco, regardless of when incurred and whether or not paid, related to (i) the consummation of the transactions contemplated by this Agreement and/or the Private Placement, including, without limitation, any amounts paid or payable in shares or other securities of iOra or Pubco and any amounts paid or payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of iOra, Pubco, any Subsidiary of iOra or Pubco, any shareholders of iOra or Pubco, or any Affiliates of iOra or Pubco in connection with the Transactions and/or the Private Placement; (ii) any Transfer Taxes in connection with the consummation of the transactions contemplated by this Agreement and/or the Private Placement.”

9.	Section 7.2 marked as “Reserved”.

Between Sections 7.1 and 7.3 of the Contribution Agreement, the following quoted language is hereby added in between Sections 7.1 and 7.3 of the Contribution Agreement.

“7.2. [Reserved].”

10.	Timing of $75,000 Cash Payment and Related Matters.

(a)	The Parties agree that notwithstanding Sections 1.1 and 9.2(e)(iv) of the Contribution Agreement and any related references to the Cash Payment in the Contribution Agreement or any Ancillary Documents, the Parties hereby agree that the date by which the Contributors are obligated to make the Cash Payment to Pubco is hereby extended for a period of fourteen (14) calendar days after the Closing on the Contribution Agreement (the “Outside Payment Date”). At Closing, Pubco will issue a promissory note (the “Note”) in the aggregate principal amount of $75,000 to BTHC X, Inc. in the form attached hereto as Exhibit A. Pubco shall promptly disburse the funds to repay in full the outstanding liabilities of Pubco as of the Closing Date for which the Pubco Representative has provided the Contributor Representative with appropriate wire instructions and one or more payoff letters stating that payment of such Cash Payment will fully satisfy and release Pubco from all remaining Indebtedness and Liabilities of Pubco as of the date such Cash Payment is made, and that Pubco shall have no remaining accruals, Indebtedness or Liabilities as of such date (the “Payoff and Release Documents”).

(b)	In the event that the Notes are not repaid and such funds disbursed to repay in full the outstanding liabilities of Pubco as of the Closing Date for which the Pubco Representative has provided the Contributor Representative with the Payoff and Release Documents at least seven days prior to the Outside Payment Date, the dollar amount of each 2017 EBITDA Threshold shall be increased by $200,000 for each fourteen (14) calendar day period that the Note remains unpaid, beginning on the Outside Payment Date. For example, in the event that the Note remains unpaid after the twenty eighth (28) day after the Closing, then the dollar thresholds for Section 2.1(b) of the Contribution Agreement would be $3,300,000.01 and $3,400,000, respectively. For the avoidance of doubt, neither Pubco, either of the Contributors, Stocksfield nor the Contributor Representative will have any liability for nonpayment of the Cash Payment if the Pubco Representative has not provided the Contributor Representative with the Payoff and Release Documents at least seven days prior to the Outside Payment Date.

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(c)	In the event that the Notes are not repaid and such funds disbursed to repay in full the outstanding liabilities of Pubco as of the Closing Date by or on the fortieth (40th) day after the Closing (the “Unwind Date”), then, on the day after the Unwind Date, the Pubco Representative shall have the right, in his sole discretion, upon notice to the Contributor Representative (the “Unwind Notice”), to unwind the transactions contemplated by the Contribution Agreement; provided that Pubco Representative shall not have any such right if the Pubco Representative has not provided the Contributor Representative with the Payoff and Release Documents at least seven days prior to the Outside Payment Date. The unwinding transaction shall close no later than five (5) business days after the Unwind Notice is given. In connection with unwinding the transactions:

(i).	The Contributors will return any securities of Pubco owned by them or any of their respective affiliates to Pubco.

(ii).	The Contributors shall cause all of the officers and directors of Pubco other than the Pubco Representative to resign from their positions with Pubco.

(iii).	Pubco will return any securities of iOra owned by it and all confidential information of iOra, Stocksfield or Lexalytics held by it or the Pubco Representative, the Pubco Majority Shareholder or the Sponsor or any of their respective Representatives, to the Contributors.

(iv).	Stocksfield will pay Pubco for all of the reasonable expenses related to unwinding the transaction, including reasonable attorney’s fees and expenses.

(v).	Pubco shall cause the securities owned or held by the Trustee under the Voting Trust Agreement to be cancelled.

(vi).	Pubco, the Pubco Representative, the Sponsor and the Pubco Majority Shareholder shall maintain the confidentiality of and shall not disclose to any other Person (and shall cause their respective Representatives to maintain the confidentiality of and not to disclose), all of the information received by any such Person relating to iOra, Stocksfield and/or Lexalytics, unless such information is or becomes generally available to the public through no fault of Pubco the Pubco Representative, the Sponsor and the Pubco Majority Shareholder or any of their respective Representatives, or unless such information is required to be disclosed by applicable Law and Pubco has given iOra, Stocksfield and Lexalytics prompt prior notice thereof and an opportunity challenge the disclosure and the need for the disclosure.

(d)	The Parties agree that timing for delivery of the following items by the following Parties is hereby extended as follows:

The deliveries to be made by Pubco and the Pubco Majority Shareholder as set forth in Section 9.3(f)(viii) (related to the Pubco Closing Balance Sheet”) and Section 9.3(f)(x)(A) (related to pay-off letters and releases) are hereby waived as conditions to Closing; provided that the Sponsor and the Pubco Majority Shareholder shall cause all such items to be delivered to the Contributors at the time that the Cash Payment is paid.

(e)	Until such time as the Note is repaid in full, except in the ordinary course of business, neither Pubco nor any of its subsidiaries shall incur, create, assume, prepay or otherwise become liable for any new Indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person.

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11.	D&O Insurance Policy.

Notwithstanding Section 9.2(d) of the Contribution Agreement, the Parties hereby agree that iOra has presented to Pubco, the Pubco Representative, the Pubco Majority Shareholder and the Sponsor, a commercially reasonable directors and officers insurance policy capable of applying to and covering Pubco and its directors and officers as required by Section 9.2(d), and as such, the requirements of Section 9.2(d) are hereby deemed satisfied and waived in their entirety by all Parties. The Parties agree to cooperate with one another in good faith and use commercially reasonable efforts after the Closing to obtain a directors and officers’ insurance policy covering the directors and officers of Pubco and containing commercially reasonable terms mutually agreed upon by the Parties within 14-days.

12.	Disclosures Regarding Liens and Consents.

(a)	The Parties hereby agree to the following quoted statements and agree that they shall be exceptions to the Contributors’ obligations under Section 1.1 and added to Schedules 3.1, 3.3, 4.3 and 4.11 of the iOra Disclosure Schedules and each place in which those Schedules are referenced:

“Bibby Financial Services Limited (“Bibby”), Coutts Bank (“Coutts”), and HNW Lending Limited (“HNW”) each has a Lien and debenture on shares of iOra held by Stocksfield and a Lien and debenture on the assets of iOra (collectively, the “Creditor Liens”). Coutts and HNW have delivered consents and releases to iOra, releasing their security interest on and permitting the transfer of the iOra Shares held by Stocksfield to Pubco pursuant to the Contribution Agreement. Bibby has delivered to iOra and Stocksfield a letter consenting to the entry by Stocksfield and iOra into the Contribution Agreement and the Private Placement, but Bibby has not released its security interest on any iOra shares or assets of iOra, and Bibby has given written notice to iOra and Stocksfield that they are in breach of their obligations to Bibby.”

“The Parties hereby acknowledge and agree that notwithstanding Sections 1.1, 3.1 and 3.3 of the Contribution Agreement and any other provision of the Contribution Agreement or the Ancillary documents indicating that the iOra Shares or assets are or will as of Closing be free and clear of all Liens, the Parties hereby waive all claims relating to Creditor Liens that Bibby may have, other than indemnification claims for liability actually incurred based on Section 12(f) below, and Parties hereby waive all conditions to Closing related to Creditor Liens that Bibby may have based on the Transactions.”

(b)	The following quoted language is hereby added to Schedules 4.12 and 4.13 of the iOra Disclosure Schedules:

“Bibby has sent written notice to Stocksfield and iOra stating that they are in breach of their obligations owed to Bibby pursuant to the financing arrangements between Bibby, Stocksfield and iOra.”

(c)	Schedule 4.10 of the iOra Disclosure Schedules is hereby modified to add the following quoted language:

“8. iOra has made a payment of approximately £175,000 GBP to Bibby Discount Invoicing Limited, in partial payment of the debt owed by iOra to Bibby Discount Invoicing Limited.”

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(d)	Annex 4.6 to the iOra Disclosure Schedules references an amount owed to “Bibby Financial Services” in the amount of £339,926.04 GBP. Due to the £175,000 GBP payment referenced in Section 12(a) above, the Parties hereby agree that such reference to £339,926.04 GBP is hereby amended, modified and reduced to approximately £200,000 GBP, and that all other references to such £339,926.04 GBP amount and all references to the equivalent amount in U.S. Dollars, whether in Annex 4.6, the iOra Disclosure Schedules or any Ancillary Documents, are hereby appropriately modified to reflect such payment and corresponding reduction.

(e)	In the event that, by the Unwind Date, Bibby does not release its security interest in the iOra Shares, then, on the day after the Unwind Date, the Pubco Representative shall have the right, in his sole discretion, by providing an Unwind Notice to the Contributor Representative, to unwind the transactions contemplated by the Contribution Agreement. The unwinding transaction shall close no later than five (5) business days after the Unwind Notice is given. In connection with unwinding the transactions:

(i).	The Contributors will return any securities of Pubco owned by them or any of their respective affiliates to Pubco.

(ii).	The Contributors shall cause all of the officers and directors of Pubco other than the Pubco Representative to resign from their positions with Pubco.

(iii).	Pubco will return any securities of iOra owned by it and all confidential information of iOra, Stocksfield or Lexalytics held by it or the Pubco Representative, the Pubco Majority Shareholder or the Sponsor or any of their respective Representatives, to the Contributors.

(iv).	Stocksfield will pay Pubco for all reasonable of the expenses related to unwinding the transaction, including reasonable attorney’s fees and expenses.

(v).	Pubco shall cause the securities owned or held by the Trustee under the Voting Trust Agreement to be cancelled.

(vi).	Pubco, the Pubco Representative, the Sponsor and the Pubco Majority Shareholder shall maintain the confidentiality of and shall not disclose to any other Person (and shall cause their respective Representatives to maintain the confidentiality of and not to disclose), all of the information received by any such Person relating to iOra, Stocksfield and/or Lexalytics, unless such information is or becomes generally available to the public through no fault of Pubco the Pubco Representative, the Sponsor and the Pubco Majority Shareholder or any of their respective Representatives, or unless such information is required to be disclosed by applicable Law and Pubco has given iOra, Stocksfield and Lexalytics prompt prior notice thereof and an opportunity challenge the disclosure and the need for the disclosure.

(f)	Stocksfield shall indemnify, defend and hold harmless Pubco and the Pubco Majority Shareholder and any successor or assign thereof from and against, and pay or reimburse such Persons, for any and all Losses suffered or incurred by, or imposed upon, any such Person arising in whole or in part out of or resulting directly or indirectly from a third-party claim based upon or related to the items disclosed in Sections 12(a) and 12(b) of this Letter Agreement.

13.	Replacement of “Independent Auditor” with “Independent Expert”.

(a)	The sentence in Section 2.3 of the Contribution Agreement which currently reads

“If at the conclusion of such twenty (20) day period, the Pubco Representative and Contributor Representative have not reached an agreement on any objections with respect to the Earn-Out Statement, then upon request of either Party, the Parties will refer the issue to the Independent Auditor.”

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Is hereby deleted and replaced with the following quoted sentence:

“If at the conclusion of such twenty (20) day period, the Pubco Representative and Contributor Representative have not reached an agreement on any objections with respect to the Earn-Out Statement, then upon request of either of the Pubco Representative or the Contributor Representative to the other, the Parties will refer the issue to an Independent Expert.”

(b)	The Parties hereby agree that the definition of “Independent Auditor” set forth in the Contribution Agreement is hereby deleted and replaced in its entirety with the following quoted definition of “Independent Expert”, and that all references to the “Independent Auditor” in the Contribution Agreement and all Ancillary Documents are hereby modified, replaced with and deemed to refer to the “Independent Expert”.

“ ‘Independent Expert’ means an independent (i.e., no prior material business relationship with any Party for the prior two (2) years) accounting firm registered with the PCAOB and among the top 15 largest accounting firms in the United States, appointed by mutual agreement of the Pubco Representative and the Contributor Representative, acting reasonably and in good faith, within 20 days after either the Contributor Representative or the Pubco Representative makes a request to the other to have the issue in question referred to the Independent Expert; provided, that if the Independent Expert does not accept its appointment or if the Pubco Representative and Contributor Representative cannot agree on the Independent Expert, in either case within such twenty (20) day period, either the Pubco Representative or the Contributor Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association. The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types covered by Sections 2.2 and 2.3.”

Except as expressly provided in this Letter Agreement, all of the terms and provisions of the Contribution Agreement and the Ancillary Documents are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Letter Agreement shall be governed by and construed under the laws of the State of New York without giving effect to any conflict of law provisions. Except as expressly set forth herein, this Letter Agreement will be interpreted and construed in a manner consistent with the Contribution Agreement. This Letter Agreement, together with the Contribution Agreement and the other Ancillary Documents, constitutes the entire understanding of the Parties with respect to its subject matter hereof and supersedes any prior oral or written communication or understanding with respect thereto. This Letter Agreement may be executed in any number of counterparts, including by transfer of originally signed documents by facsimile, pdf or other electronic document transmission, each of which shall be treated as an original signature and as part of the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

iOra:

iOra Software Limited

By:	/s/ Mark Thompson
Name:	Mark Thompson
Title:	President, CEO and Director acting by a director in the presence of:

[SIGNATURE OF WITNESS]

[NAME OF WITNESS]

[ADDRESS OF WITNESS]

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Contributor:

Stocksfield Limited

By:	/s/ Mark Thompson
Name:	Mark Thompson
Title:	Director acting by a director in the presence of:

[SIGNATURE OF WITNESS]

[NAME OF WITNESS]

[ADDRESS OF WITNESS]

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Contributor:

lexalytics, inc.

By:	/s/ Mark Thompson
Name:	Mark Thompson
Title:	Director

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Contributor Representative:

MARK THOMPSON

in his capacity as the Pubco Representative hereunder:

By:	/s/ Mark Thompson
Name:	Mark Thompson as Contributor Representative

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Pubco:

bthc x, inc.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	President, CEO and Sole Director

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Pubco Representative:

George Syllantavos

in his capacity as the Pubco Representative hereunder:

By:	/s/ George Syllantavos
Name:	George Syllantavos as Pubco Representative

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Sponsor:

George Syllantavos

individually

/s/ George Syllantavos
George Syllantavos
individually

[Signature page to Letter Amendment to Contribution Agreement]

IN WITNESS WHEREOF, the Parties have caused this Letter Agreement amending the Contribution Agreement and Ancillary Documents, to be duly executed and delivered as a deed, as of the date first written above.

Executed as a deed by:

Pubco Majority Shareholder:

Ramada Holdings, Inc.

By:	/s/ George Syllantavos
Name:	George Syllantavos
Title:	President, CEO and Sole Director

[Signature page to Letter Amendment to Contribution Agreement]